Exhibit 99.1

PRESS RELEASE

AST SpaceMobile Provides Third Quarter 2021 Business Update

MIDLAND, TX, November 15, 2021 – AST SpaceMobile, Inc. (“AST SpaceMobile”) (NASDAQ: ASTS), the company building the first and only space-based cellular broadband network accessible directly by standard mobile phones, today provided its business update for the third quarter of 2021.

“Since our last quarterly business update, we have made significant progress and we are now entering the last stage of build, integration and testing of our next satellite, BlueWalker 3,” said Abel Avellan, Chairman and CEO of AST SpaceMobile.

Abel added, “Today, we are very pleased to announce that we have entered into an agreement to purchase an additional 100,000 square foot facility in Midland, Texas, complementing our existing 85,000 square foot headquarters facility. This is an important step for the industrialization of our technology, as this will provide us the potential capacity to reach our production goal of six satellites per month.”

Business Highlights

●	Our next satellite, BlueWalker 3, a 693-square-foot phased array for planned direct-to-cell phone connectivity at 4G/5G speeds, is going through final integration and testing, with all components for the build now on hand
●	Midland, Texas headquarters buildout is completed with approximately 35,000 square feet of clean room for assembly, as well as test equipment to support production requirements
●	Entered into an agreement to purchase an additional 100,000 square foot facility in Midland, Texas, which, together with our headquarters facility, will provide a combined 185,000 square feet of capacity

●	Signed a lease for approximately 16,000 square feet of new space for our Maryland Technology Center, intended to be the future home of our Satellite Operations Center and Network Operations Center
●	Signed Memoranda of Understanding (“MOUs”) with MTN Group (Africa, Middle East), YTL Communications (Malaysia) and Somcable (Somaliland)
●	Growth of 40 employees across all offices in the third quarter of 2021, with a team of 509 as of September 30, 2021, including 301 full-time employees, 47 full-time contractors and 161 employees of 3rd party engineering service providers working on AST SpaceMobile

Third Quarter 2021 Financial Highlights

●	Ended the third quarter with cash and cash equivalents of $360.4 million and no financial debt as of September 30, 2021
●	Total operating expenses of $23.1 million for the third quarter of 2021, compared to $25.1 million in the second quarter of 2021, primarily due to a decrease in research and development costs of $4.7 million, partially offset by $2.2 million increase in engineering services, $0.4 million in depreciation and amortization, and $0.1 million in general and administration expenses
●	As of September 30, 2021, invested $56.7 million in the construction of BlueWalker 3 satellite, which includes non-recurring engineering development cost, satellite componentry, and launch cost
●	As of September 30, 2021, invested $19.9 million in property and equipment, net of accumulated depreciation, primarily in the buildout of the headquarters facility in Midland, Texas

Conference Call Information

AST SpaceMobile will hold a quarterly business update conference call at 5:00 p.m. (Eastern Time) today, November 15, 2021. The call will be accessible via a live webcast on the Events page of AST SpaceMobile’s Investor Relations website at https://investors.ast-science.com/. An archive of the webcast will be available shortly after the call.

About AST SpaceMobile

AST SpaceMobile is building the first and only global cellular broadband network in space to operate directly with standard, unmodified mobile devices based on our extensive IP and patent portfolio. Our engineers and space scientists are on a mission to eliminate the connectivity gaps faced by today’s five billion mobile subscribers and finally bring broadband to the billions who remain unconnected.

For additional information or to be added to our investor relations email alerts list, please visit us at https://investors.ast-science.com/ir-resources/email-alerts.

Forward-Looking Statements

This communication contains “forward-looking statements” that are not historical facts, and involve risks and uncertainties that could cause actual results of AST SpaceMobile to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “would,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside AST SpaceMobile’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) expectations regarding AST SpaceMobile’s strategies and future financial performance, including AST’s future business plans or objectives, expected functionality of the SpaceMobile Service, anticipated timing and level of deployment of satellites, anticipated demand and acceptance of mobile satellite services, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, ability to finance its research and development activities, commercial partnership acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and AST’s ability to invest in growth initiatives; (ii) the negotiation of definitive agreements with mobile network operators relating to the SpaceMobile service that would supersede memoranda of understanding; (iii) the ability of AST SpaceMobile to grow and manage growth profitably and retain its key employees and AST SpaceMobile’s responses to actions of its competitors and its ability to effectively compete; (iv) changes in applicable laws or regulations; (v) the possibility that AST SpaceMobile may be adversely affected by other economic, business, and/or competitive factors; (vi) the outcome of any legal proceedings that may be instituted against AST SpaceMobile; and (vii) other risks and uncertainties indicated in the Company’s filings with the SEC, including those in the Risk Factors section of AST SpaceMobile’s Form S-1 Registration Statement filed with the SEC on June 25, 2021 (File No. 333-257425) as well as the Risk Factors contained in Part II, Item 1A of AST SpaceMobile’s Form 10-Q dated August 16, 2021.

AST SpaceMobile cautions that the foregoing list of factors is not exclusive. AST SpaceMobile cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors incorporated by reference into AST SpaceMobile’s Form S-1 Registration Statement filed with the SEC on June 25, 2021 (File No. 333-257425) as well as the Risk Factors contained in Part II, Item 1A of AST SpaceMobile’s Form 10-Q dated August 16, 2021. AST SpaceMobile’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, AST SpaceMobile disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Third Quarter 2021 Financial Results

AST SPACEMOBILE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(dollars in thousands, except per share data)

	September 30, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$360,390	$42,777
Accounts receivable	1,282	2,081
Inventory	2,726	2,591
Prepaid expenses	4,119	1,249
Other current assets	2,072	2,234
Total current assets	370,589	50,932

Property and equipment:
BlueWalker 3 Satellite - construction in progress	56,677	27,013
Property and equipment, net	19,909	10,057
Total property and equipment, net	76,586	37,070

Other non-current assets:
Operating lease right-of-use assets	6,783	7,045
Intangible assets, net	335	526
Goodwill	3,704	3,912
Other assets and deposits	3,010	160
Total other non-current assets	13,832	11,643

TOTAL ASSETS	$461,007	$99,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,656	$4,990
Accrued expenses and other current liabilities	3,377	4,222
Deferred revenue	4,850	3,401
Current operating lease liabilities	495	504
Total current liabilities	15,378	13,117

Warrant liabilities	76,108	-
Non-current operating lease liabilities	6,433	6,541
Total liabilities	97,919	19,658

Commitments and contingencies (Note 6)

Stockholders’ Equity
Class A common stock, $.0001 par value, 800,000,000 shares authorized, 51,729,704 shares issued and outstanding as of September 30, 2021	5	-
Class B common stock, $.0001 par value, 200,000,000 shares authorized, 51,636,922 shares issued and outstanding as of September 30, 2021	5	-
Class C common stock, $.0001 par value, 125,000,000 shares authorized, 78,163,078 shares issued and outstanding as of September 30, 2021	8	-

Additional paid-in capital	169,385	-
Common equity (pre-combination)	-	117,573
Accumulated other comprehensive loss	(394)	(168)
Accumulated deficit	(67,351)	(39,908)
Noncontrolling interest	261,430	2,490
Total stockholders’ equity	363,088	79,987

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$461,007	$99,645

AST SPACEMOBILE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenues	$2,450	$2,090	$6,185	$3,265

Cost of sales (exclusive of items shown separately below)	2,103	833	4,122	2,634

Gross profit	347	1,257	2,063	631

Operating expenses:
Engineering services	8,026	3,502	18,757	8,426
General and administrative costs	9,331	2,825	24,031	7,638
Research and development costs	4,888	17	15,491	60
Depreciation and amortization	867	112	2,049	417
Total operating expenses	23,112	6,456	60,328	16,541

Other income (expense):
Changes in fair value of warrant liabilities	39,401	-	(2,276)	-
Interest income, net	4	14	12	58
Other income (expense), net	180	4	144	(2)
Total other income (expense), net	39,585	18	(2,120)	56

Income (loss) before income tax expense	16,820	(5,181)	(60,385)	(15,854)
Income tax expense	16	-	73	-
Net income (loss) before allocation to noncontrolling interest	16,804	(5,181)	(60,458)	(15,854)

Net income (loss) attributable to noncontrolling interest	12,689	350	(33,015)	(327)
Net income (loss) attributable to common stockholders	$4,115	$(5,531)	$(27,443)	$(15,527)
Net income (loss) per share of common stock attributable to common stockholders (1)
Basic	$0.08	N/A	$(0.31)	N/A
Diluted	$0.07	N/A	$(0.31)	N/A
Weighted average shares used in computing net income (loss) per share of common stock (1)
Basic	51,729,704	N/A	51,729,704	N/A
Diluted	51,839,841	N/A	51,729,704	N/A

(1)	Earnings per share information has not been presented for periods prior to the Business Combination as it resulted in values that would not be meaningful to the readers of the unaudited condensed consolidated financial statements. Refer to Note 12 in the Notes to the Condensed Consolidated Financial Statements (Unaudited) included in our Form 10-Q for the quarter ended September 30, 2021 for further information.

AST SPACEMOBILE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net income (loss) before allocation to noncontrolling interest	$16,804	$(5,181)	$(60,458)	$(15,854)
Other comprehensive (loss) income
Foreign currency translation adjustments	(220)	294	(494)	254
Total other comprehensive (loss) income	(220)	294	(494)	254
Total comprehensive income (loss) before allocation to noncontrolling interest	16,584	(4,887)	(60,952)	(15,600)
Comprehensive income (loss) attributable to noncontrolling interest	12,490	472	(33,283)	(217)
Comprehensive income (loss) attributable to common stockholders	$4,094	$(5,359)	$(27,669)	$(15,383)

AST SPACEMOBILE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(dollars in thousands)

	Nine Months Ended September 30,
	2021	2020

Cash flows from operating activities:
Net loss before allocation to noncontrolling interest	$(60,458)	$(15,854)
Adjustments to reconcile net loss before noncontrolling interest to cash used in operating activities:
Depreciation	1,878	251
Amortization of intangible assets	171	166
Change in fair value of warrant liabilities	2,276	-
Non-cash lease expense	505	221
Stock-based compensation	1,899	409
Changes in operating assets and liabilities:
Accounts receivable	710	(406)
Prepaid expenses and other current assets	(2,700)	(1,183)
Inventory	(282)	(1,613)
Accounts payable and accrued expenses	(1,069)	3,310
Operating lease liabilities	(354)	(221)
Deferred revenue	1,662	1,981
Other assets and liabilities	(2,850)	(122)
Net cash used in operating activities	(58,612)	(13,061)

Cash flows from investing activities:
Purchase of property and equipment	(11,293)	(3,710)
BlueWalker 3 Satellite - construction in process	(29,201)	(17,007)
Net cash used in investing activities	(40,494)	(20,717)

Cash flows from financing activities:
Proceeds from Business Combination	456,420	-
Direct and incremental costs incurred for the Business Combination	(39,542)	-
Repayment for founder bridge loan	-	(1,750)
Proceeds from issuance of Series B Preferred Stock	-	79,833
Issuance costs from issuance of Series B Preferred Stock	-	(7,745)
Net cash provided by financing activities	416,878	70,338

Effect of exchange rate changes on cash	(159)	16

Net increase in cash and cash equivalents	317,613	36,576
Cash and cash equivalents, beginning of period	42,777	26,498
Cash and cash equivalents, end of period	$360,390	$63,074

Supplemental disclosure of cash flow information:
Non-cash transactions:
Purchases of construction in process in accounts payable	$2,266	$1,163
Purchases of property and equipment in accounts payable	1,306	-
Right-of-use assets obtained in exchange for operating lease liabilities as of January 1, 2020 upon adoption of ASC 842	-	6,472